UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

Commission File Number 000-55035

ETHOS MEDIA NETWORK, INC.

(Exact name of registrant as specified in its charter)

40 Wall Street, 60th Floor, New York, NY 10022

(212) 293-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $.001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	X

Rule 12g-4(a)(2)	X

Rule 12h-3(b)(1)(i)

Rule 12h-3(b)(1)(ii)

Rule 15d-6

Rule 15d-22(b)

Approximate number of holders of record as of the certification or notice date: -86-

Pursuant to the requirements of the Securities Exchange Act of 1934 ETHOS MEDIA NETWORK, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 21, 2018	By:	/s/ Ezra Beyman
Ezra Beyman, Chief Executive Officer